Exhibit 99.1

News Release

Investor Contact:

Taylor Hudson

+1 603.430.5397

thudson@spragueenergy.com

SPRAGUE RESOURCES LP ANNOUNCES ORGANIZATIONAL CHANGES

Portsmouth, NH (February 12, 2014) – Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced several organizational changes today that are designed to strengthen its ability to successfully execute growth objectives and better align its executive management structure with financial reporting segments.

Joseph S. Smith has been appointed Vice President, Business Development. Mr. Smith will lead acquisition sourcing and integration efforts for Sprague, in addition to overseeing the company’s Sarbanes-Oxley compliance process. Mr. Smith has been a key member of Sprague’s management team since 2001, serving most recently as Sprague’s Vice President, Chief Risk Officer and Strategic Planning since 2006. David Glendon, Sprague’s President and Chief Executive Officer stated, “Joe has been a critical component of Sprague’s successful growth to date, and we know his extensive market and industry experience will enable Sprague to deliver on the aggressive growth objectives we have targeted for unitholders.”

Steven D. Scammon will assume the role of Chief Risk Officer and oversee risk management and related control processes, including all middle office activities and insurance groups. Mr. Scammon joined Sprague in 2000 and currently serves as Vice President, Trading and Pricing, a position he has held since 2008. “Sprague will benefit handsomely from Steve’s deep knowledge of our institutional structure and his former experience as an internal auditor. I’m pleased that Steve will be providing this critical oversight function for our business and advance on the outstanding progress Joe Smith has made over the past several years,” said Mr. Glendon.

Thomas F. Flaherty has been appointed Vice President, Refined Products and will assume sole responsibility for all activities in the business unit including Marketing, Supply and Pricing functions. Mr. Flaherty has served Sprague continuously since 1983, most recently as Vice President, Sales since 2006. “Tom’s knowledge and experience in the Refined Product space is unsurpassed in the Northeast. His relentless drive and capacity have enabled our business to achieve Sprague’s status as a market leader and will underpin our future growth,” said Mr. Glendon. “This single-point responsibility for the integrated Refined Products business mirrors the successful approach we’ve taken in our other businesses (Natural Gas and Materials Handling) and provides an organizational model better aligned with our financial reporting segments.”

“It is only due to the strength and breadth of the organizations underlying these three Executives that we are able to confidently execute such changes to better prosecute against the marketplace opportunities in our existing and new commercial endeavors,” said Mr. Glendon. “All three of these employees have been instrumental in Sprague’s growth and are key parts of the management team. The new roles for each leverage their expertise and create a better organizational structure for us to execute on our growth objectives.”

About Sprague Resources LP

Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The company also provides storage and handling services for a broad range of materials.

Forward Looking Statements

This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Sprague’s prospectus and SEC filings. Sprague undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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